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[The following is a transcript of a conference call held by Siemens Healthineers AG on August 2, 2020.]

Siemens Healthineers AG

Q3 2020 Earnings Call

EVENT DATE/TIME: AUGUST 02, 2020 / 3:00PM GMT

CORPORATE PARTICIPANTS

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

Marc Koebernick Siemens Healthineers AG - Head of IR

CONFERENCE CALL PARTICIPANTS

Alexander Matthew Gibson Morgan Stanley, Research Division - Equity Analyst

David James Adlington JPMorgan Chase & Co, Research Division - Head of Medical Technology and Services Equity Research

Elisabeth Decou Bedell Clive Sanford C. Bernstein & Co., LLC., Research Division - Senior Analyst

Patrick Andrew Robert Wood BofA Merrill Lynch, Research Division - Director in Equity Research and Head of the EMEA MedTech & Services Team

Scott Bardo Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

Veronika Dubajova Goldman Sachs Group, Inc., Research Division - Equity Analyst

Wasi Rizvi RBC Capital Markets, Research Division - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Siemens Healthineers conference call. As a reminder, this conference is being recorded.

Before we begin, I would like to draw your attention to the safe harbor statement on Page 2 of the Siemens Healthineers presentation. This conference call may include forward-looking statements. These statements are based on the company’s current expectations and certain assumptions and are therefore subject to certain risks and uncertainties.

At this time, I would like to turn the call over to your host today, Mr. Marc Koebernick, Head of Investor Relations. Please go ahead, sir.

Marc Koebernick Siemens Healthineers AG - Head of IR

So again, thank you, Melinda. Good afternoon, ladies and gentlemen. Welcome to our conference call. So the quarterly statement and Q3 presentation were released this morning. You can find all of the documents on our IR website.

Obviously, we have another special subject for you today. I’m sitting together with Bernd Montag and Jochen Schmitz, who will be taking you through our Q3 results and the announcement of the transaction. Following that, there will be a chance for you to ask your questions to Bernd and Jochen. And although this is a very special day for us, some things never change. Hence, may I just remind you to limit yourself to 2 questions each. And now I pass the word and the mobile phone to Bern.

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

So yes, analysts and investors, around about 2.5 years ago, we made a promise, a promise to be shaping the future of health care. Today, we are doing a big milestone in meeting this promise towards our customers and the patients they care for towards our investors and ultimately towards society. By adding Varian to the Siemens Healthineers team, we both become stronger. Stronger innovators, stronger in the fight against cancer, stronger as shapers of health care.

Ladies and gentlemen, this is a very important day for Siemens Healthineers as we have doing — as we have been doing a major step on the mission we have laid out. When we did the IPO in 2018, it was clear that this was aimed at supporting our strategy 2025. We want to fuel to shape the future of health care, along our 5 strategic priorities: physician medicine, therapy of tomorrow, technology-enabled services, patient journeys stewardship and digital data and AI.

In order to support our customers, we are constantly working on optimizing our product and service portfolio in these focus areas. At the same time, we try to leverage economies of scale in order to offer highly competitive products and services. Last year, we have made an important move forward in the execution of our strategy with the acquisition of Corindus Robotics paying into the bucket of therapy of tomorrow. With the envisaged acquisition of Varian, we will significantly increase our relevance in the care pathway of one of the most complex diseases. With Varian, we will be able to diagnose cancer earlier, develop more individual and effective therapies and be in the position to offer a more precise therapy and [after] care.

With cancer, we are addressing a disease, which is one of the biggest burdens of mankind, which is key for our customers in which our combined skills make the difference.

Now let me also comment briefly on Varian’s strategies, which is strikingly similar to ours just starting from a different angle. Varian is on a convincing path to expand its product portfolio in cancer therapy significantly coming from its long-running leading position in radiotherapy, wherein it is systematically working on integrating data and AI into therapy and thus improving the quality of care. And like us, Varian is aiming at expanding their markets and entering new markets.

So seen side by side, the parallels between the 2 strategies become even more obvious. Both companies are aiming for the next level of growth, success and impact by innovations in the field of therapy of tomorrow, physician medicine and stewardship of patient journeys by broad utilization of the potential of data integration and artificial intelligence and achieving scale by entering new markets.

In light of this, it is not surprising that Varian and Siemens Healthineers have for roughly 10 years been successfully co-marketing and sometimes co-developing our product portfolio. And now it is time for the next step.

And this step means a leap in strategy execution for both of us. For Varian, it is a leap in cancer care, achieved through the combination with Siemens Healthineers. For us, it is a leap in creating even more impact for health care through the combination with Varian. Let us now have a closer look at these 2 leaps.

With our support, Varian will make a leap to the next level in cancer care. With the integration of our imaging capabilities, Varian will be able to offer the broadest product portfolio in cancer diagnosis and therapy. Varian can tap into our vast data pool of curated images in our AI knowledge pool to leverage these new and even more impactful digital and artificial intelligence offerings, and hence, will more quickly broaden the spectrum of more individualized and more precise therapy.

As part of Siemens Healthineers, Varian will gain access to our significantly larger sales and service organizations as well as our advanced R&D and production networks. For us, the planned integration of Varian means achieving immediately a materially higher level of relevance and impact with our customers.

With our unique technology position and clinical understanding from prevention to in vitro and in vivo diagnostics to therapy and post-treatment offerings, we become the most holistic partner for the entire spectrum of our customers with the most comprehensive portfolio for all major diseases. By integrating Varian into our service, sales, R&D and production networks, we reach the next level of economies of scale. With this combination, we will create value for all stakeholders.

Almost all of us has made experience with cancer, either personally or with friends or relatives. People whom we love have suffered and died from this terrible disease. We all know that fear and uncertainty are the most common companions of this disease. Jointly with Varian, we are making it our task and purpose to offer technologies that make cancer more curable. Our joint ambition is to offer the right treatment at the right point of time for every patient. This holds true for cancer as well as for all other major diseases.

For our customers, this new team offers the perspective for a totally new level of cancer care and we can act as one single partner for all major diseases. As such a holistic partner, we will be able to support our customers in optimizing their processes within cardiology, neurology, oncology, radiology, lab management in diagnosis and treatment across departments along the patient pathway.

For societies, we are aiming at making cancer a manageable disease. We want to achieve that in the future, more and more people will be able to live with the disease with a much improved quality of life. We want to make state-of-the-art care affordable to as many people as possible, also in countries whose health care systems are less advanced.

For our joined more than 60,000 employees, we are creating a company that lives, feels and breathes the health care — (inaudible) health care every single day by continuously working on new ideas and solutions, a company that thinks long term and that acts sustainably, a company to be passionate for and a company to be proud of.

For our shareholders, we become an even more unique equity story. Investors can participate in the growth opportunities as our unique portfolio and setup offers based on leadership positions in terms of technology and market share, as well as to develop and conquer new markets. We see significant synergetic potential from joining forces, delivering adjusted EPS accretion already in the first 12 months after closing.

May I turn your attention now to that very market that we, Varian and Siemens Healthineers, are inspired to make that important leap in. And let me again point out this market is of importance to everyone, and its importance is growing. 1 of every 2 males, and respectively, one of every 3 females will have cancer at some point in their lives. That said, only by the demographic trend of a growing world population, the total incidence of cancer will grow. And with it, the demand for cancer therapy. On top of the sheer population growth, 2 more factors accelerate the demand for cancer care. One is the access to cancer care. More than half of the new cases occurred in the less developed world while over 90% of patients do not have access to therapy in low-income countries. Treating these cases and managing the health of the growing population will be key for the developing parts of our world. At the same time, access to affordable care is a challenge for all health care systems in the world. All of them operate under cost pressure.

By 2035, around 150,000 radiation therapy specialists will be needed globally. These specialists will need technologies and solutions, which enables them — which will enables them to deploy their skills more efficiently. So providing cancer care at affordable cost is key for every health care system on this planet. This is the second factor that accelerates the demand for cancer care are the medical and technologies — and technological advancement in treating cancer. These advancements have already increased the survival rate in the past, and they will continue to do so.

For example, the average 5-year survival rate for lung cancer is expected to double from today’s 22% to about 40% in about 10 years’ time. With better diagnosis and more precise data, cancer can be detected earlier, and hence, there is a better chance for minimally invasive therapy options. For example, ablation has the potential to become an alternative to conventional open surgery. We’re starting in a better survival rate and improved quality of life for the patient during treatment. There will be solutions needed that coordinate care between the multiple discipline by radiology, lab diagnostics, radiation, oncology, surgery, pathology and many more. This need for comprehensive and intelligent solutions will grow the market with growth rates between 6% to 10% ultimately to a potential addressable market size of over USD 20 billion in the future.

And with that growing relevance of cancer care, Varian has grown as well. Varian has grown into a champion in its field that has built a unique company on 70 years of leadership in medical technology.

As a matter of fact, a little anecdote on the long history, both Varian and Siemens Healthineers, we quote, “incidentally stumbled over a nearly historic joint sales agreement from the year 1969”. Obviously, back then, we already saw the value of working together. But back to what Varian represents now, a clear leader in its business with an impressive 8% order CAGR in the last 3 years and likewise, impressive revenue growth of 11% per annum in the last 2 years. With this growth profile, Varian was able to expand their market leadership, resulting in a market share of above 50% in radiation therapy, actual proof of their industry leadership.

At the same time, this industry leadership results in very competitive operating margin levels of around 17% in the course of the last 3 years. This result also stems from the right investment. Varian has invested over USD 1.5 billion in innovation both organically and inorganically to drive the innovation leadership. In a strategic context, this innovation leadership is set to expand from providing radiation therapy to providing the cancer care operating platform of the future.

On the one side, this includes to leverage the uniquely large installed base. Over 8,000 installed [Linac] and over 5,000 software installations drive recurring revenues. This gives a very attractive and resilient business model with equipment accounting for 47%, service for 35% and software for 18% of total revenues in fiscal year 2019. The Oncology Systems business even has a service share of 47%.

On the other side, the inorganic part of the investments in innovation go into adjacent high-growth and high-margin businesses. In addition, these businesses can add further recurring revenue potential with transforming oncology into a procedure-based business model; Varian talked about providing “oncology as a service.”

Looking at the global footprint, the revenue between regions is balanced over the globe with 47% in the Americas and 33% in EMEA. The share in Asia Pacific with 19% has a large growth potential due to the previously discussed lack of access to care in developing countries. And with market shares of 55% in China and even 75% in India, Varian is well set to contribute to that emerging market potential. A potential in all markets being in the developing world as well in the developed world.

This Varian unmatched potential to disrupt the delivery of care with innovation. For example, this innovation potential reaches from innovative value offerings, delivering unmatched clinical value up to brand-new Ethos, the world’s first AI-powered adaptive therapy solution which enables adaptive treatment delivery in the typical 15-minute time slot.

To summarize. This is just a glimpse on what Varian represents in the global fight against cancer, and this short summary does not do justice on what Varian has built over the last 70 years. And on this note, let me give you a glimpse on the future—what we can achieve together in the fight against cancer.

The combination of Varian and Siemens Healthineers is nothing left but a leap in cancer care. The innovative and broad portfolio of Siemens Healthineers delivers precise data on the patient both in vivo and in vitro. In the therapeutic arena, the recent Corindus acquisition made us a clear forerunner in precise robotic-assisted endovascular interventions. The more precise the data and the more precise the intervention is guided, the more effectively we can together guide cancer there. The integration of both leading portfolios will result in previously unseen intelligent therapy solutions. And let me be clear, this goes far beyond integration on the equipment level. We talked about comprehensive therapy offering with cutting-edge technology, leveraging the lead in diagnosis with targeted and personalized therapies along the whole pathway of cancer treatment, powered by artificial intelligence.

Together, we will create an unmatched and unique portfolio for clinical and operational excellence to advance care towards true precision oncology. This also means that state-of-the-art care will become more accessible and more affordable. We aim to build a comprehensive digital ecosystem the applications for various aspects of care management will interrupt to become one seamless steering to drive the digital transformation in oncology.

Today’s reality is that care is fragmented. Clinicians are overwhelmed by increasingly large amounts of information, and patients demand more and more to be engaged in their care. In a conventional tumor ward, for example, there is a lot of manual labor and coordination needed to put together all that information for sound clinical decision making. In a comprehensive digital ecosystem, all that information will be processed with the help of artificial intelligence, making way for more effective and more efficient clinical decision-making, resulting in better clinical outcomes at lower costs. In short, we are talking about a leap in cancer care.

Now let us have a look at what a team this combination will form. We share the same values, particularly the passion for health care and the pride in innovation. The combined footprint will enable us to achieve sustainable scale synergies. The scale of 2 companies is impressive. Footprints of both companies in over 70 countries, 10,000 Varian employees joining 15 — 50,000 Healthineers and a unique impact for the patient. Over 4 million patients per year are treated by Varian products while Siemens Healthineers products examined 20,000 to 240,000 patients per hour. The combination will not only be unique for the patient, but also create unique proximity to our customers. Together, we will address more clinical departments and health care providers. And also, we will increase our joint relevance and thus strengthen our access to the C-level as health care providers.

Our customers will directly benefit from Siemens Healthineers’ unmatched global service network, reinforcing Varian’s growing service franchise and both service networks will boost their digital service delivery together. Together, we are even better positioned to leverage the giant opportunities in both markets. This unmatched customer proximity provides unique revenue synergy potential.

Now let’s look at the innovation side. Varian has invested USD 1.5 billion in innovation over the last 4 years. This innovation engine now joins the highest R&D intensity in the industry at Siemens Healthineers. Concretely, that means that 1,000 R&D engineers in Varian joined over 9,000 R&D employees in Siemens Healthineers, a powerful number of innovators. And innovators are always close to the thought leaders in academia. The combination of the 2 collaboration networks will propel the joint companies into the next level of collaboration, generating valuable clinical relevance from both the top health care providers as well as for all our customers. With a joint innovation power, shared values, a combined scale and a unique customer proximity, we are making a giant leap and impact.

And with this, I hand over to Jochen.

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

Yes. Thanks, Bernd. This is really an exciting day for all of us at Siemens Healthineers. After Bernd took you in detail through the strategic rationale and strategic fit of this transaction, I have the pleasure to discuss the financial implications and the technical side of the transaction on the following 2 charts. Following that, I will take you through our Q3 results. Since Bernd finished with the synergetic characteristic of this transaction, I will pick up — we will pick this up and present you the financial aspect of the synergy.

As described by Bernd, Varian is a market leader in a fast-growing market and outgrowing this market consecutive. The 2017 to 2019 revenue CAGR of 11% is a good evidence of this. Although we are set to grow more than 5% on a stand-alone basis, at least in normal environment, excluding the distortions caused by COVID-19, adding Varian to our company will enhance our growth profile from day 1 after closing.

Currently, analyst consensus for Varian is 6.7 revenue CAGR for the years 2019 to 2022. As a reference, for us, Siemens Healthineers, the expectations are slightly shy of 5% in the same period. More interesting for you will likely be our expectations in terms of cost and revenue synergies. We have summarized these in the right chart.

For obvious reasons, the cost synergies will come through more quickly than the revenue synergies. We expect there will be cost savings especially as Varian will benefit from our larger organization. These are expected to be, for example, based on integration considerations in back-office sales processes in headquarters, regional functions and obviously also in procurement as well as savings due to the delisting of Varian. Combining the customer service organization is also expected to add to this. Here, we expect most of the ramp-up to happen in the years 2021 to 2023.

On the revenue side, the ramp-up is further out, but we expect the contribution to be the more important one. Bernd has given you a nice overview of the upside we expect in terms of joint innovation. This is obviously the most important element. However, we, for example, also expect synergies from cross-selling in our respective customer base. Varian will win additional customers and so do we.

So all in all, we expect to see an EBIT upside from cost and revenue synergies of more than EUR 300 million by 2025. Obviously, at a higher revenue growth profile than before.

On the following chart, I will run you through the transaction summary from the relevant financial and technical element. We aim to acquire 100% of Varian’s common shares outstanding at a price of USD 177.5 per share, which implies a purchase price of USD 16.4 billion. Varian is currently carrying a net cash position on the balance sheet. We are aiming to pay with 100% cash consideration, and the transaction is fully supported by the Varian Board. I’ve just spoken about the mid- to longer-term synergy potential of the deal. However, also on the shorter term, we expect it to be accretive. Already in the first 12 months after closing, we expect the transaction to be adjusted EPS accretive. This is obviously before PPA effects and related M&A costs. Beyond that time horizon, we expect the described cost and revenue synergies to be a further important source of accretion to top and bottom line.

For the financing of the transaction, we had the full support of our majority shareholder, Siemens AG. That means we have a fully committed bridge facility in place, which is envisioned to be replaced by the following financing structure. Firstly, new equity to be issued by Siemens Healthineers AG, significantly increasing free float and trading liquidity. The new equity could account for up to 50% of the financing structure. Secondly, new debt, which will be issued at Siemens AG level and pass-through to us at arm’s length.

As I will show you in the Q3 presentation, we are currently well positioned with a very healthy balance sheet. The leverage we expect to carry at closing, incorporating also the healthy balance sheet of Varian, should leave us in the realm of an investment-grade rating. We expect to deleverage quickly on the back of the combination of 2 highly cash-generative businesses. Hence, we are committed to retain our solid investment-grade like metrics in line with our commitment from the IPO.

Before I close this part of today’s presentation, let me give you a brief summary of the timeline which is lying ahead of us. We have the customary closing conditions, which consists of the receipt of proceeds, the approval of Varian shareholders and secondly, the relevant regulatory approvals. If all goes as we are currently expecting, we foresee completion and closing of the transaction in the first half of the calendar year 2021.

And now let us change gears and have a look at our operational performance in Q3. As expected, Q3 was significantly impacted by COVID-19 and characterized by worldwide lockdowns and uncertainty on the economic outlook. However, towards the end of the quarter, we could also observe softened government restrictions, especially in Europe, and an increasing ability of health care systems to resume to a more normal course of business. Nevertheless, comparable revenue this quarter declined by 6.9%, a resilient performance despite the COVID-19 pandemic.

Our Diagnostics segment saw 15.9% decline of comparable revenue due to the significant reduced testing of routine care and only limited upside from COVID-19 test volume. I come to that in a minute.

Our Imaging and Advanced Therapies segment saw a less dramatic picture declining by 3.3% and 1.8%, respectively. An important stabilizing factor here was our service business, which continued to grow. The equipment book-to-bill with 0.94 was on the same level as in Q2. The overall equipment order book has only slightly decreased and still stands at about EUR 7 billion.

The adjusted EBIT margin went down by 120 basis points, a rather muted margin contraction given the revenue decline. This is thanks to stringent cost management impacting discretionary spending but also variable compensation.

On back of the reduced margin and especially the decline in revenues, the adjusted basic earnings per share declined 21% year-over-year to EUR 0.30.

Free cash flow was up 48% year-over-year due to a solid accounts receivable conversion, tight spending regimes and despite relatively high inventory levels preparing for the seasonally strong Q4.

With regards to the full year expectation, after withdrawing the outlook with the Q2 reporting, we have reintroduced a guidance for the full fiscal year 2020. We expect a broadly flattish comparable revenue growth and an adjusted EPS between EUR 1.54 to EUR 1.62.

The spread of SARS — sorry, COVID-19 virus affected countries at different points in time around the world and shocked and froze economic activity in many parts. It has also impacted the — it has also impacted the activity in the health care systems really in the initial phase.

During the initial outbreak, health care providers concentrated on COVID-19 patient care while restricting non-necessary tasks. For example, elective surgeries and testing to absolute minimum. The 2 sets of statistic data for our business reflects this initial impact very clearly. Minimized non-COVID-19 health care activities for patients are reflected in a decreasing number of tests and imaging exams. The graph on this chart also clearly illustrates how the number of new COVID cases was inversely correlated with our testing for routine care volumes and exams taken. Especially in the example of China, the activity reduction is most pronounced. We record a drop in testing volumes of roughly 70% late January with rapidly increasing COVID-19 cases followed by a trough in February. The drop of MRI exams was not to the same extent, but still roughly 60% in March. The strict implementation of lockdown measures in China was a factor behind the harsh development and so what the health care system itself, in which basically everything happened in central hospital settings. However, the government intervention obviously quickly drove down the number of new COVID-19 cases. And consequently, the number of tests and exams bounced back almost to pre-COVID-19 numbers.

For the U.S. and Canada, the picture is somewhat similar albeit the drop was not as extreme as in China with testing volumes and MRI exams, both down by approximately 40%. The difference to China picture is also that we see a recovery of the activity from the initial shock despite the fact that the pandemic is still in an acute stage. This is probably also a reason for the slower recovery and continued uncertainty, which weighs temporarily on CapEx decision-making. Still, we are now back to approximately 90% of pre-COVID-19 levels. This brings me to my next slide where we look into the development of the different regions in Q3 and beyond.

When we look at our 3 regions, we can see a very diverse development depending on the state of the COVID-19 pandemic and the response of the countries to the crisis. Throughout the quarter, we could observe the crisis has created high uncertainty for our customers in certain areas, with postponed investment decision and temporarily lower testing and exam volume. We can see that countries like China and Germany that made good progress on fighting COVID-19 early on are turning back to growth, while the U.S., which is still in a very acute phase has been significantly adversely impacted. Having said that, as shown already in the previous slide, testing and exam volumes have recovered close to a pre-COVID-19 level, which gives us comfort that the worst could be behind us.

If we look a bit more detail into the regions, I can see that in the Americas, the pandemic is still acute, and the uncertainty about future developments materially affected investment decision by health care providers holding back equipment order intake in Q3. On the revenue side, we also see the decline in diagnostics on the back of lower testing for routine care and lower equipment revenues while service revenues remained flat, once again, reflecting the resilient nature of our recurring service revenue.

In EMEA, we noticed overall improving market conditions already in Q3, and they varying between countries. However, overall equipment and service revenues held up well, posting slight revenue growth while diagnostics had a steep revenue decline. Equipment order momentum was encouraging in Q3, supporting our view of improving market conditions.

Asia — Australia showed strong differences among the countries. This equipment revenue growth declining compared to Q2 while service revenues turned positive, reaching almost pre-COVID-19 levels. In addition, we saw diagnostic reagents, revenues showing signs of recovery. In China, where lockdown measures were diligently implemented, we already see positive signs of recovery with a strong sequential improvement of order intake compared to Q2.

Let’s now have a look at the top line. Revenue growth in Q3 has been materially impacted by COVID-19 with a 6.9% comparable revenue decline. Imaging and Advanced Therapies showed an overall resilient performance on the back of the strong order backlog and a largely stable service business. The [EPS], on the other hand, has seen the full impact from lower reagent revenues due to reduced testing for routine care volumes.

Regionally, we saw the biggest drop in Americas. EMEA and APAC have seen varying performance between countries from declines in the teens and flattish development in China. Now as always, some additional color on the order development. Total orders declined by 15.5% comparable in Q3, with all 3 segments impacted by COVID-19. This postponed installations affecting Imaging and Advanced Therapies. Diagnostics has seen headwinds from lower testing for routine volumes — routine care volumes.

In terms of equipment orders for Imaging and Advanced Therapies, we achieved an equipment book-to-bill ratio of 0.94 on the same level as in Q2, with equipment order intake declining around 20% in Q2 due to the aforementioned challenging circumstances in some of our key markets. While it’s positive to see that our book-to-bill ratio remains close to 1, it’s fair to highlight that there are 2 sides of the same coin. On the one side, the ratio is still being close to 1 shows that our business is not facing a sharp decline and reflects our overall resilience. On the other side, the ratio below 1 is also a precursor for the following quarters that business in equipment may remain slower. As we highlighted before, we expect these to be trough and orders to improve over the course of the year on the back of a normalization of activity at our customers.

In terms of regional development, the picture is very diverse. EMEA posted positive order intake growth again. APAC is very diverse, but in China, we have already seen a nice rebound. America was most challenging with this very significant order intake decline. With minus 128 basis points group margin, held up rather well supported by Imaging and Advanced Therapies due to stringent cost management and positive mix effects in imaging.

Foreign exchange posted also a slight headwind to the year-over-year margin development. Stringent cost management means less discretionary spend like travel and marketing spend, for example.

The adjusted basic earnings per share in Q3 declined by 21% year-over-year due to the decline in revenues and reduced margins. The relatively high tax rate, which compared to a relatively low one in the prior year quarter, contributed negatively. Just as a reminder, fiscal year guidance on tax remains unchanged with 27% to 30%.

Now let’s have a quick look at the financing line. Financing — financial expenses, net went down year-over-year due to lower interest expenses resulting from the debt restructuring program last year. Our tax rate of 33% this quarter was temporarily higher due to an unfortunate geographical mix, especially compared to our previous year’s very low tax rate of 24%, which benefited by a positive onetime effect. Q3 ‘19 tax rate was unusually lower due to the positive onetime effect from the debt restructuring program. This adds up to an adjusted earnings per share of EUR 0.30. Let us now have a look at the segments performance.

Looking at the segments, we see that Imaging and Advanced Therapies posted only slight revenue declines despite the COVID-19 pandemic, which shows the resilience of the respective business model. However, in diagnostics, you can see that COVID-19 heavily impacted the performance due to lower testing for routine care activities, which is just a reminder, driven by the crisis in the health care system due to the pandemic. In a crisis of a different nature, the revenues in Diagnostics would be obviously much more resilient.

Imaging saw a muted comparable revenue decline of 3.3% with a varying performance across the modalities and countries. The computer tomography business stood out with good growth this quarter from our efforts to support the diagnosis of COVID-19 with CT and the corresponding demand. The other modalities posted revenue declines. Regionally, we saw EMEA and China hold up well, yet America was severely impacted by the pandemic, posting a negative growth.

On the margin side, we saw a healthy 210 basis points margin improvement despite the impacts from COVID-19 due to the aforementioned stringent cost management that lowered discretionary spend and performance-related remuneration, driving down our SG&A expenses, but also a positive product mix with strong performance in our high-margin CT business. These effects overcompensated for the negative conversion impact from declining revenues.

Now to Diagnostics. As expected, Diagnostics was a segment in Q3 where the pandemic impacted the P&L most directly. Also here, we have seen support from reduced costs which was, however, not sufficient to make a more visible impact in light of the dramatic volume decline. Plummeting testing for routine care activities due to COVID-19 throughout the quarter had a severe impact in all regions, which was only slightly compensated by COVID-19 related revenue. Consequently, Diagnostics posted declining revenues of 15.9%, driven by declining reagent sales, which represent 90% of our DX business.

As the reagent sales usually carry the gross margin in that business, a drop in reagent sales also means a drop-through to the bottom line to a very large degree. Consequently, the declining reagent sales drove margins down in Q3 to a negative territory with a negative margin of 3.6%. In addition, foreign exchange was unfavorable with more than 100 basis points in the current quarter.

Let me make one thing clear at this point. The contribution of serology testing volume is still very low, and this is not a function of the ramp-up. As long as the clinical use of these tests remains unclear, we expect demand to remain muted and to stay far below our protection capacity potential for these kind of tests.

And now to Advanced Therapies. In Advanced Therapies, we saw a slight comparable revenue decline in Q3 of 1.8% despite the severe headwinds from COVID-19 impacting equipment installation. As a reminder, AT is heavily exposed as there are no parts of the portfolio directly benefiting from higher demand of the pandemic like CT and imaging. However, this quarter, we continued to benefit from our strong order backlog. On the margin side, we saw a slight decline of 70 basis points year-over-year, excluding the margin headwind from the Corindus integration, the adjusted EBIT margin increased significantly year-on-year. Remember, we guided for 300 basis points margin dilution due to Corindus. The performance was supported by stringent cost management as well as slightly positive currency effect and also nice contributions for our new platform icon.

And with that, I move on to the next topic, which always has been important but may get a bit more interest in a crisis. Our financial framework sheet, starting with cash.

Our pretax free cash flow in the first 9 months increased by 35% year-over-year to more than EUR 1 billion. This translates into a conversion rate from EBIT into cash of 0.75. We were able to achieve this nice level despite increased inventory levels preparing for the seasonally higher volumes in Q4.

Despite the crisis, we did not see customer defaults above and beyond normal levels in this quarter. Our leverage as of June 30 was 2.1x net debt over 12 months rolling EBITDA, well within the solid investment rate territory. The increase versus prior year Q3 was mainly driven by the 2 acquisitions, Corindus and ECG Management Consultants and by the raised dividend payout versus prior year. Furthermore, we also had an effect from IFRS 16 on our debt, which increased our net debt by roughly EUR 400 million in fiscal year ‘20. In our debt, there’s roughly EUR 5 billion of loan volume with a balanced maturity profile with loans maturing between 2021 and 2046.

So as I mentioned earlier, with our strong financial framework, we have the flexibility to be an active player with bolt-on and more transformational acquisitions like today’s announcement and still to remain in the realm of an investment-grade rating.

Let me now move to our outlook for the rest of the year. As you may remember, we [missed do] our outlook with the Q2 reporting in light of COVID-19 uncertainty. While the pandemic is far from over, we have gained more insight into the resilience of the health care system. This has given us the ground to articulate a guidance for the full fiscal year. It still underlies higher uncertainty, obviously. And as you can read in the text on the right side of the chart, is based on certain assumptions for our operating environment.

On the left hand, we have again depicted a scribble showing you the quarterly growth dynamics of equipment, service and reagents for the group. It shows our expectations of an overall improvement in growth from the depressed levels in Q3. The overall improvement comes from an expected improvement in the business environment for our Diagnostics business in Q4, especially with regard to testing for routine care, a continued stable performance of service and a mix of challenging environment and protection from the order book in terms of equipment revenues. Hence, for the full year, we now expect comparable growth to be broadly flat. For adjusted EPS, this means a reduction compared to 2019 levels, but we expect to come in somewhere in the range between EUR 1.54 and EUR 1.62 per share, which, to my understanding, is very much in line with the current consensus expectations.

Now before I hand over to Bernd for some final conclusion, a few general remarks from my side. We are still in the middle of the pandemic in major parts of the world and in key markets for us, such as the U.S. There is no sign of relaxation or slowdown in terms of the number of new infections. However, we have seen signs of normalization in some regions such as Europe or China. Still, this remains a valuable state as the focused lockdowns in China show. On the other hand, countries are more and more learning how to optimally manage a world with the virus, which makes me optimistic that the potential wave of new infections in the northern winter will not be as much as a shock for the health care systems as we had it in March to May.

We also — what also makes me optimistic is the recovery in testing and scanning volumes even in markets like the U.S., where the pandemic is still in an acute phase. It means that health care systems can learn to adapt to manage the crisis. It also means that elective procedures should increasingly come back. It proves the resilience of our business model. This also confirms our view with regard to the longer term. Our fundamental growth drivers remain intact while we are, of course, prepared to continue to outgrow the equipment market also in the recovery phase. And now back to Bernd for some important final remarks.

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

Thank you, Jochen. The resilient Q3 performance is the result of an outstanding effort of our team. These have been extremely challenging times and months for us, and I’m more than proud of the incredible efforts that team has made.

What have the healthineers achieved? We always stood by our customers. We have seen no supply chain interruption. In record time, we have provided a significant capacity increase for pandemic-relevant products and multiple [size] for the 2 tests have been developed rapidly. We have changed the way we work in unparalleled speed.

So before we open up for Q&A, let me just briefly wrap up. We posted results showing resilience in challenging times. Resilience by facing a global crisis with, as Jochen mentioned, that impacts health care systems around the globe and each and every one of us.

The past weeks confirmed our view that trough is behind us. We have seen testing and exam volumes recovering. This encouraging development made us confident that the situation is improving, and this is also reflected in our new guidance for fiscal year 2020.

Last but not least, we will be coming out of this crisis even stronger with the acquisition of Varian. Together, we are building a combined company that is key to health care on a global scale no matter whether it is on treating COVID-19 or cancer patients.

To conclude, despite facing a global crisis, we have shown that our business is resilient, our products play a vital role in fighting the COVID crisis. And with today’s announcement, we are set to build an even stronger company to shape the future of health care.

Well, and with that, I would like to open up for Q&A.

Marc Koebernick Siemens Healthineers AG - Head of IR

Okay. So everybody (inaudible).

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question will come from Patrick Wood, Bank of America.

Patrick Andrew Robert Wood BofA Merrill Lynch, Research Division - Director in Equity Research and Head of the EMEA MedTech & Services Team

Of course, I have two, please. The first would be on the sales synergies. I know you gave them an EBIT level, but grossing them up to a rough idea of where they might be at sales, it looks like a relatively large number? Is that because you really see a lot of opportunity not just in synergies on the Varian side, but also on the imaging side? So maybe a little bit more color on the practicalities of how you think you can deliver the sales synergies would be helpful for one.

And then on the second side, looking at the business overall and the rationale, you’ve put quite a large focus on software and data management and that side of things. But obviously, in the past, you guys have talked about being strong engineers in that side of things. Do you see an engineering component within Siemens Healthineers as part of the rationale of the tie with Varian that you could do something there on that side of things?

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

Okay. Thanks, Patrick. So I hope I got the second question right, but I give you, that’s right. So number one, I mean, sales synergies, basically, the one component is sales synergies coming from new innovative topics we develop together, which is, on the one hand, better integrated imaging and therapy delivery. And on the other hand, the digital solutions, which we are going to develop. Yes. So there is one topic is to innovate in a way the separate companies couldn’t before. The other topic is more the classic way of — I mean “cross-selling” plus new and broader partnership solutions, we can enter simply by addressing customers more holistically.

Yes. So — and on the — can you — can you the question to (inaudible). It is — maybe you rephrase it again so that I...

Patrick Andrew Robert Wood BofA Merrill Lynch, Research Division - Director in Equity Research and Head of the EMEA MedTech & Services Team

Of course. So the slide seems to focus on the connection between the 2 businesses on a software and data management side. But you guys have, in the past, talked about wanting to acquire businesses where you can apply your engineering expertise. Is there an opportunity within Varian for you to apply what you know from the engineering side within imaging into the radiation oncology business?

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

Yes. Okay. I mean engineering, I mean, we have a very, very strong software and digital arm, yes, of — how many software developers do we have? About 5,000 maybe, yes.

So — and if you — I mean — now I do advertising, there is a video on LinkedIn, which we recently did, about how we use AI and so on. There are also, I mean, in anticipation, some radiation therapy examples in the area where you see how you, for example, can use AI or how we use currently already AI for segmenting the organs of a patient, so that automatically, the right therapy plan can be done but also how we use AI to predict the outcome of certain therapy paradigms.

And Varian works on very similar topics. So addressing the delivery of the therapy and the planning of the therapy together by using both our strength in and AI and data management is one of the key topics.

And we are also very, very impressed by what Varian has done with the step, for example, of the CTSI acquisition, where they spend went into the oncology as a service delivery model and so on. So I see a lot of strength in the combination of all the innovative ideas. And we are currently, let’s say, there’s always — there has always been a little bit of a barrier. And now by combining the two, I see lots of potential for making this a seamless offering.

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

And maybe on (inaudible) questions. So maybe one comment on this. I think, obviously, Varian as part of Siemens can also leverage then the full potential of the whatever you wanted to reflect hardware engineering capabilities, but this is not model significant.

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

I mean, yes, I mean — and of course, there’s also a scale topic, simply because, I mean, when it comes to components, and so on in our production footprint, purchasing and so on and so on. There is also a cost side because it is a difference here whether you have such a network for one “type” of systems or for a broad variety. I mean there’s patient tables, there is and so on and so on, where you — where there are economies of scale.

Operator

Next, we’ll go to Scott Bardo, Berenberg.

Scott Bardo Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

Congratulations on the deal announcement today. So two questions, please. First question really relates to why radiotherapy? Siemens Healthineers, I think, or Siemens before was involved in radiotherapy, but you exited the business didn’t quite go to your aspirations. So why is it different this time? And why are you confident now that this is the right market to be in?

Second question, please, would be why Varian? I think that there is a European radiotherapy company, which is perhaps a little bit closer to home, a little bit cheaper, arguably, and maybe a little bit more advanced with image-guided radiotherapy. So what was it particularly about Varian that appealed versus its competitor?

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

Okay. Thank you, Scott. I mean why radiotherapy? First of all, I think I would rephrase the question, why cancer? Because Varian has impressively developed into a cancer care company and goes beyond radiotherapy. Yes, we have been in radiotherapy, and we exited and not because we didn’t like the market, but because we got outperformed by someone, and there is Varian, yes, to be honest.

Yes. And that is not only — and I think that is a misunderstanding, yes, just because of equipment, but because of a super strong combination of the equipment of the software solutions, which you need, the treatment planning system, the oncology information system and an incredible detailed understanding of the business, the workflow of radiation oncology, but — and that is where they go now, of oncology as a whole. And that is also why we are super convinced of Varian and chose that path. And I also believe that when it comes to fit, it’s not so much a question of geography. Well, it’s a question of mindset and cultural fit.

Varian is — I mean, we work with Varian since years, yes. I have highest respect for Dow Wilson, Chris Toth, Kolleen Kennedy, whom we worked with. And the fit of a purpose-driven company of a company which values innovation, which has — is based on the heritage of strong founders, 70-year-old history, it is a very, very good fit also on the cultural side.

Scott Bardo Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

And maybe then I can quickly sneak in a quick follow-up. Jochen, you mentioned maintaining an investment-grade rating. Can you remind us or give us some bandwidth to what leverage that implies for the company?

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

That’s a good question, and you get different answers to this. Depending on whom you talk to, it’s because there are variables in there. So the rating KPI differ between the 2 major rating agencies. Secondly, it’s also a question of what kind of credit you get from them, how quickly you can say how profitable you are, how resilient you are, how quickly you can sort of say, delever and things like this, yes. Therefore, I would say it is definitely between the 3 or 4 net debt over EBITDA ratio, easily, even at the upper end. But it’s really — the equation is a lot of Varian.

Scott Bardo Joh. Berenberg, Gossler & Co. KG, Research Division - Analyst

Congratulations again.

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

Thanks.

Operator

We’ll next go to Veronika Dubajova, Golden Sachs.

Veronika Dubajova Goldman Sachs Group, Inc., Research Division - Equity Analyst

Congratulations. I have one technical and one bigger picture, please. Technical, Jochen, can you just comment on what your assumptions are for the cost of the debt that you’ll end up with in the end and tax rate of the combined entity when it is, it should be good to understand how you’re thinking about that?

And then my bigger picture question, I just want to circle back on the revenue synergy commentary. One, because I know that the 2 companies have collaborated before and have done cross-selling before. So I just was hoping, Bernd, you could clarify your comment a bit on the 2 buckets of the sales synergies, the better innovation and more holistical customer approach. Is the innovation, the more important part of the revenue synergies that you see? And presumably, in that case, it’s accruing primarily to the Varian business? Or in your mind, the more holistic customer approach, the bigger opportunity, in which case it would help both of the businesses? Just if you can give us a little bit of a sense for how you’re thinking about that.

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

Veronika, we first — I understood the cost of the debt capital was one question. The second one was, I couldn’t hear you in this, what was the second part of the technical question?

Veronika Dubajova Goldman Sachs Group, Inc., Research Division - Equity Analyst

The tax rate for the combined entity, given the 2 different rates that between you and Varian?

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

Okay. Good. First of all, on the cost of debt, here, we have a lot of — also a lot of variables still open. And we have not decided yet in which currency, we will raise the cash. Ultimately, we would need it in U.S. dollars to pay for the purchase price. On the other hand, we need to see where do we get the better terms for us. Overall, this will have an impact.

Secondly, we have not defined the maturity levels fully. We have certain assumptions built. But I would still expect that gives you maybe a certain glimpse. We do this debt take out via Siemens. Siemens has a strong A+ rating. The — we received then or they held this — the debt in the same structure over to us with a slight uptick in basis points due to the fact that our rating might be slightly below Siemens, and the fees are really, really minor. So therefore, I expect to have a very, very attractive balance of interest rate and maturity profile and currency profile.

And the — on the tax rate, I think this is a more tricky thing. And as you know, Varian is a public listed company. We had a — we have done a due diligence, yes, but it was on a limited basis, and this is customary in such kind of a deal. And I think it’s a bit too early to talk about this. I would expect, generally speaking, it will not be above the current level than Siemens Healthineers.

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

Yes. Okay. Now I have the bigger picture question, revenue synergy. There are multiple buckets. One, as one bucket is developing, co-innovating things which were not possible before. It is a better and more intelligent combination of imaging and therapy delivery. So there is — I mean, always a wide speculation of all kind of combination devices and so on and so on. But in the end, it is about having the tool kit available to do so. It can be from having CT scanners, which automatically generate a treatment plan to better onboard imaging.

And I mean, when I started discussing about this deal, basically, almost — I mean, not even joke almost seriously said, “Hey, Dow, if the size ratios would be different than what the offer, you should buy us because will have exactly what you need for your vision.”

All the capabilities, yes, in terms of making treatment delivery more precise. So this — one topic is co-innovating on the equipment side and bringing things together. On the one hand, by talking they taught me — (inaudible) talk to each other better.

So second topic is digital solutions, which go across a new software offering. And then come the more — and these are the longer-term topics, but they are in the long run from an NPV point of view, the more important one.

On the shorter term, there’s more of the cross-selling topic. I mean, we both have high market shares. So from that point of view, it is also clear that you cannot create miracles by this. But I mean, there is still opportunities there. Sometimes our sales network is simply let’s say, deeper, we don’t need intermediaries as often as Varian does, simply because of our scale.

And one of the key topics is, and that’s why we speak as one step two leap and the second leap is the leap impact, because with Varian in addition, partnerships like we talked about, like the [MUSC] partnership, of long term, so-called value partnerships will be even more relevant, because now we can go — we can even address the entire cancer care work, a large institution is doing. I hope that gives some light.

And these other revenue synergies (inaudible) earlier? But the bigger one still being the ones which are about co-innovating and creating categories of products and digital solutions, which basically are not there yet because no company could build them.

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

There’s maybe one additional aspect. It is on the service side, and we are the broader company. Our service network is just broader. So we have — we are more direct, as Bernd said, more countries in the world, and we also do not use service providers in most of the countries, but we do it on our own, and that is also part of the synergy assessment that we could take over the service which is currently we’re starting up. It’s not an easy topic but (inaudible)

Veronika Dubajova Goldman Sachs Group, Inc., Research Division - Equity Analyst

That’s great. And can I just quickly follow-up, Jochen, on your answer on the tax rate. Any chance that the tax rate can come down? You said it wouldn’t be higher than Siemens, which, obviously, would seem apparent given the Varian tax rate. But just curious if you can use Varian to bring down your own tax rate.

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

I would guess so, yes. But I — it would not prudent to give a good guidance on this now. We need to do the budget. No (inaudible) on this. And I would not feel confident to give it now.

Operator

And we will now go we will now go to Lisa Clive Bernstein.

Elisabeth Decou Bedell Clive Sanford C. Bernstein & Co., LLC., Research Division - Senior Analyst

Two questions. If we just look at the longer-term outlook for Varian, what might keep you awake at night with this new division? What do you think could be the biggest disruptor to radiotherapy over the long term?

And then just a question on the timing of the transaction, given what’s going on with COVID and the focus of a lot of Varian’s business on emerging markets. What is the potential for there to be a bit of a downward impact on low and mid-income countries, health care spending and prioritizing cancer care?

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

I can get started. I’ll start with the second part of the question. I think if you look at the revenue distribution by region of Varian, you see that their share in developing markets is lower than ours. It’s around, many of you say, are in Asia Pacific as a precursor for it. It’s around 20% at very high market share.

That means they are the strongest company also in emerging markets. And our strong belief is that cancer is and will also become more and more, unfortunately, a more and more dominating disease also in developing countries, and therefore, will generate a lot of growth potential also for Varian in those regions.

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

I mean, in the beginning, when you look at — maybe a step back, when you look at cancer care, there’s one statement, which physicians often do with cancer care is a team sport. It is almost never just the one category of treatments. So typically, people speak about 4 ways of how cancer can be treated, the radiation therapy, chemotherapy, surgery and interventional oncology, it is almost, in every time, a combination. Radiation therapy will always play a role. It is — has a long way to go.

On the — and in addition, this is about cancer care in total, in which Varian also knows. Also the software solutions go beyond radiation therapy even. There are still a lot of innovation for cancer in radiation therapy itself in the core. And radiation therapy even has the potential to disrupt other fields itself. Radiation therapy, I mean, there are promising first applications for treating arrhythmia. So it can go into other directions.

So from that point of view, I mean, we have — I’m very confident that this is the right path. That radiation therapy is here to stay. It’s not even here to stay, but it’s here to grow and to get further innovated. But we also have the platform to go to much — to go beyond and to steer the team, which is — which cancer care is about.

Elisabeth Decou Bedell Clive Sanford C. Bernstein & Co., LLC., Research Division - Senior Analyst

Great. And just one follow-up on the transaction technicals. Why did you not structure this as a cash and share deal instead doing it all cash and then financing the shares on the back end?

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

It’s a good question. And we have — we feel comfortable with that structure, and I think this is also — was also, I think, a good building block for getting the deal done because it creates a lot of certainty also on the seller side. And therefore, I think this were the 2 main reasons for it all.

Operator

We’ll next go to David Adlington, JPMorgan.

David James Adlington JPMorgan Chase & Co, Research Division - Head of Medical Technology and Services Equity Research

So two really, please. Just on the why now question. Just — there’s obviously some reimbursement uncertainty in the U.S., would be good just to get your views in terms of how you see that reimbursement changes in the U.S. still playing out in the market.

And secondly, technical one, again. I just wondered if there are any break fees associated with the transaction?

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

Okay, David. Thank you so much for the question. I mean, the why now? I mean, we have been working with Varian for a very, very long time. We looked into a closer way of collaborating for more than 3 years, I mean, even for even prior to the IPO. And the why now is simply because now I think it is also the moment where in the interest of — there is really in the interest of both companies to join forces.

So regarding the reimbursement discussion, I think this is probably the topic Dow spends 10% to 20% time on all his analyst calls like we are discussing pharma in diagnostics and so on and so on.

Cancer is here. Well, it’s not here to stay. Cancer is here to stay. It’s a global topic. And every reimbursement pressure also has the side effect of being — triggering the need for more innovative solutions for higher productivity and so on. And I’m convinced that here Varian is very, very well positioned to turn the existing, let’s say, productivity pressure in the system as an opportunity.

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

With regard to break fees, and the [world’s] break fees, I can tell you, we made a lot of discussions among the 2 of us about deal certainty. Deal certainty is important, obviously, for the seller as well as for the buyer. And therefore, there are certain break fees and certain reverse breaks fees built into the contract, to make sure that all those contracts entail, to say, the spirit under which the negotiations took place.

Secondly, if you look at regulatory things, the environment, this is, for example, antitrust. I mean this is a very, very complementary portfolio. And therefore, we see well, we feel very protected against a significant antitrust obligation.

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

And maybe as a comment, I mean, since in the end, I mean, the details will be — will not be a secret, I assume. I mean we — on the deal, certainly, we definitely under valued and appreciated. I mean, this is an iconic company, which has created — still got a very strong position.

And we also wanted to make sure, when we looked at the — when we talked about the reverse break fee that, I mean, it’s clear that this is a period of special uncertainty when it comes to COVID. And we wanted to also be sure that this is not seen as an opportunistic move where we say “hey, let’s look,” so we gave a little bit of a bonus for that, because we are 100% committed that this is the right deal for us. And we also wanted to give the Varian team that clarity.

David James Adlington JPMorgan Chase & Co, Research Division - Head of Medical Technology and Services Equity Research

I mean (inaudible) you sort of quantify (inaudible)...

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

I’m not sure. We had an acoustical problem. Could you repeat your comment, Dave?

David James Adlington JPMorgan Chase & Co, Research Division - Head of Medical Technology and Services Equity Research

Yes. Just — are you able to quantify the amount for the fee?

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

Yes. We will — the details on the merger agreement will be, as I discussed, will be available once the merger agreement is final. So we are currently — so it will — it’s not a secret, yes, but — so it’s basically, let’s say, look at it as normal market conditions for such a transaction, including a, what I would call, COVID bonus to really make sure that the Varian Board is comfortable with this and to do such a transaction in this special here.

Operator

Alex Gibson, Morgan Stanley.

Alexander Matthew Gibson Morgan Stanley, Research Division - Equity Analyst

Congrats on the deal and getting back into [rado]. I have two, one on the deal on the cost synergies. How much of the guided cost synergies are related to sales force and service team consolidation or synergies that you can drive there? Is that an area of upside in the forecast period to 2025? Or would those be longer-term cost synergies? That’s my first question.

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

Okay. Should I start? On the cost synergy side, as I said during my speech, I envision them to be — to reach a run rate at the end of 2023. Therefore, I believe they are more on the earlier side of this time frame, generally speaking.

As you know, I mean, you see the scribble on that page. The larger portion of synergies or the profit consequences of synergies comes from revenue synergy because this is not a consolidation gain, it’s a combination of 2 companies to further advance cancer care in this regard.

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

I think it’s important. And because when it comes to cost synergies, it is topics which are more, call it, back-office related. And when it comes to front line sales and service, it is — and this is not where we see the synergies. Because in the end, I mean, what you need in addressing a growing — or one of the bigger customers is you need people who are super good at addressing a departmental level as addressing a specialty, be it radiology, be it oncology, be it cardiology, and you need people who address the C-level, and the customer in its entirety.

So what it brings is that now we can orchestrate the teamwork better, but we will not do the mistake to try to have cardiology experts trying to sell radiation oncology. On the other hand, when you look at back-office functions and so on and so on, we definitely see scale synergies.

When it comes to the backbone we have, I mean, looking from spare part delivery to whatever accounting for — to cash collection, there is, of course, a lot of synergies. But then coming to the core topics of what makes a company like Varian strong, a wonderful sales team, product specialists, passionate service guys, R&D people knowing exactly what this market is about. This is not where we see the synergy. And that is why, yes, we have cost synergies and sales synergies, but the bigger portion is on the revenue side.

Alexander Matthew Gibson Morgan Stanley, Research Division - Equity Analyst

That’s very helpful. And yes. And on the second question. Yes, sorry. The second question that I had was actually more on the Q3 result. And you mentioned you were encouraged by the order intake. Do you believe the order intake and the imaging organic growth has troughed at these levels? And what are you looking out for to indicate budgets are not being cut by hospitals?

And then just an add-on on that. I didn’t catch it. Sorry about that. If — what was the order intake comparable growth for the quarter?

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

So what we said was minus 15.5%, and we were encouraged on order development in Europe. That’s what I was going to say, not overall because the U.S. was still — particularly U.S. was still very weak in certain areas in Asia were also relatively weak. China was strong. Europe was strong. And these are the regions where the pandemic is today, I would say, best under control, that’s where, I would say, the optimism comes from.

And then what we also said is that if you look at the machine data we presented that we see even in areas like the U.S. that the elective procedures are coming significantly back, and that obviously the health care systems are able to adopt the specific situation of the pandemic, which should then lead relatively directly within diagnostics into higher revenues. So that is almost a one-to-one correlation, positive correlation. And this also brings back, in particular in the U.S. market, in the private system, also the revenue streams back into play for those elective procedures, which then also would lead over time back to, I would say, more certainty for investment decisions. That was the story.

Operator

And we’ll go to Wasi Rizvi, RBC Capital Markets.

Wasi Rizvi RBC Capital Markets, Research Division - Analyst

You’ve outlined the broad ambitions. It sounds like you want to make Varian and the Siemens brand to be the cancer care company. And I guess it’s a bit early given you don’t complete the transaction until next year. But then to complete that vision, do you see — does this become an area where you focus your bolt-on M&A over the next few years as well to kind of complete to make it the cancer care company? And how does it tie into your imaging and AT product development, whether that’s putting MRI into linear accelerators or the products you have in interventional oncology?

And then the second one was very short procedural one on the transaction. Do you expect to have to file for CFIUS on this? And should that be straightforward?

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

So we can’t predict this. I mean cancer is a extremely important unit and focus area for our customers. But at that — and we will be a unique company when it comes to fighting cancer. But we are also a unique company in total with the overall portfolio from addressing all major diseases. From — whether it’s cardiovascular or neurological disorder.

And maybe as a repetition, we have chosen the tagline 1 step, 2 leaps for the transactions. One leap is it enable Varian or it enables us together to be unique in dealing with cancers. That’s leap #1.

Leap #2 is we, in our, entirety become even more relevant and more impactful as an organization because all major chronic diseases, whether it’s cancer, whether it’s cardiovascular, whether it’s neurological disorders, we can address with the portfolio we have. So you can look at us as here is 2 super strong diagnosis-related businesses or segments, imaging and lab diagnostic. There is the Advanced Therapies, which is more focused around cardiovascular and neuro. And there is now Varian with the focus on oncology.

When you look at our investment priorities, I go back to what we said at the IPO. There are the 5 areas with the 5 trends we are focusing on. Varian is a perfect match in this, but there are — Corindus was also a very, very good and is primarily not an oncology company, but it is more targeting into cardiac and neuro.

Jochen Schmitz Siemens Healthineers AG - CFO & Member of Management Board

With regard to your CFIUS question, we have not finalized our assessment fully if we need to file for CFIUS, or if we do not need to file for CFIUS. And — or if you want to voluntarily file for CFIUS to be on the safe side. Therefore, as I said beforehand, one of the overarching themes of the transaction were deal certainty. Therefore, you can be rest assured that we will look into this, and we looked into this very carefully, and we feel well prepared for this.

Go ahead with one last question, okay? Was it a follow-up? Or was that — what was it?

Wasi Rizvi RBC Capital Markets, Research Division - Analyst

Yes. So as a follow-up, it was just on the first question was more about whether you see lots of areas where Varian could bolt-on. You could do lots of bolt-on acquisitions for Varian or you think actually as an asset, it’s pretty complete for what will be (inaudible).

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

Yes, I mean, you’re okay. I mean — okay. So I mean, my answer was more to make clear that we are a super strong cancer care company now, but we are not only a cancer care company, but we are a holistic health care company. So I want to be very, very clear about this one.

But when it comes to bolt-on acquisitions or, let’s say, the Varian, I think when you look at the Varian M&A strategy in the last years that makes perfect sense. Building up an interventional oncology portfolio step by step. I’m a big believer in the CTSI transaction. I mean as with [Nuna], there is the step to building the bridge to the patient. We are on the topic of patient-reported outcomes and so on and so on, managing survivors and so on. So a lot of very meaningful bolt-on steps which Varian took, and I don’t see a reason why that shouldn’t go on.

Marc Koebernick Siemens Healthineers AG - Head of IR

Okay. That brings our call to end. Thanks for your — for listening and dialing in so numerously. And I believe you should — at least some of you should have received an additional invitation for tomorrow morning. So I’d like to see you back then as well.

Bernhard Montag Siemens Healthineers AG - President, CEO & Chairman of Management Board

Thank you. Bye.

Operator

That will conclude today’s conference call. Thank you for your participation, ladies and gentlemen. A recording of this conference call will be available on the Investor Relations section of the Siemens Healthineers’ website. The website address is www.corporate.siemens-healthineers.com/investor-relations. Thank you, and have a good day.

Additional Information and Where to Find it

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. The proposed merger will be submitted to the stockholders of Varian Medical Systems, Inc. (“Varian”) for their consideration and approval. In connection with the proposed merger, Varian will file a preliminary proxy statement with the SEC. Once the SEC completes its review of the preliminary proxy statement, a definitive proxy statement and a form of proxy will be filed with the SEC and mailed or otherwise furnished to the stockholders of Varian. Before making any voting decision, Varian stockholders are urged to read the proxy statement in its entirety, when it becomes available, and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement, if any, because they will contain important information about the proposed merger and the parties to the proposed merger. This communication is not a substitute for the proxy statement or any other document that may be filed by Varian with the SEC.

Varian investors and stockholders may obtain a free copy of documents filed by Varian with the SEC at the SEC’s website at www.sec.gov. In addition, Varian investors and stockholders may obtain a free copy of Varian’s filings with the SEC from Varian’s website at http://investors.varian.com/SECfilings or by directing a request by mail or telephone to: 3100 Hansen Way, Palo Alto, CA 94304-1038, United States, F: +1(650)493-4000.

Participants in the Solicitation

Siemens Healthineers and Varian and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Varian in respect of the proposed transactions contemplated by the proxy statement. Information regarding Varian’s directors and executive officers is contained in Varian’s Annual Report on Form 10-K for the year ended September 27, 2019 and in the proxy statement for Varian’s 2020 annual meeting of stockholders on Schedule 14A, dated December 20, 2019, both of which are filed with the SEC. Additional information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of Varian in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC, free copies of which may be obtained as described in the preceding paragraph. To the extent holdings of Varian’s securities by Varian’s directors and executive officers change since the amounts set forth in the proxy statement for Varian’s 2020 annual meeting of stockholders or in the proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

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